Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 12, 2007 on the financial statements of the Dean Funds, comprising the Dean Large Cap Value Fund, Dean Small Cap Value Fund, and Dean International Fund, each a series of the Unified Series Trust, as of March 31, 2007 and for the period indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Dean Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 30, 2007